Exhibit 99.2

AVIS BUDGET GROUP APPOINTS ALUN CATHCART
TO BOARD OF DIRECTORS

PARSIPPANY, N.J., September 30, 2011 — Avis Budget Group, Inc. (NASDAQ: CAR) (the “Company”) today announced the appointment of Alun Cathcart to its Board of Directors effective October 3, 2011.  Mr. Cathcart fills a newly created seat and will serve for a term scheduled to end at the 2012 annual meeting of stockholders.  With the addition of Mr. Cathcart, the Company’s Board is now comprised of ten members.

Mr. Cathcart brings extensive international business and executive management experience to the Company’s Board of Directors as Chairman of Avis Europe plc since 2004, a member of the Board of Avis Europe since 1997 and Chief Executive of Avis Europe from 1983 through January 1, 1999.  Prior to joining Avis Europe in 1980, Mr. Cathcart held various executive positions over a career spanning 14 years in the transportation industry.  Mr. Cathcart is currently Chairman for Palletways Group Limited and Andrew Page Holdings, and a non-executive director of Justice Holdings Limited.

“We are extremely pleased to welcome Mr. Cathcart to the Avis Budget Group Board of Directors,” said Mr. Nelson, chairman and chief executive officer. “Mr. Cathcart’s extensive experience and deep understanding of our industry will enhance the effectiveness of our Board.”

Mr. Cathcart is expected to be an independent director in accordance with applicable NASDAQ rules and the Company’s Director Independence Criteria.

About Avis Budget Group, Inc.
Avis Budget Group is a leading global provider of vehicle rental services through its Avis and Budget brands.  Upon completion of the acquisition of Avis Europe plc, Avis Budget Group will serve customers through more than 10,000 rental locations in approximately 175 countries around the world.  Avis Budget Group has approximately 21,000 employees and is headquartered in Parsippany, N.J.  For more information, visit www.avisbudgetgroup.com.

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words "believes", "expects", "plans", and similar expressions or future or conditional verbs such as "will", "may" and "could" are generally forward-looking in nature and not historical facts. Investors and security holders are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this press release. Avis Budget does not undertake any obligation to update its forward-looking statements to reflect events or circumstances after the date of this press release.

Contacts
Media                                                                           Investor Relations
John Barrows                                                               Neal Goldner
(973) 496-7865                                                               (973) 496-5086
PR@avisbudget.com                                                   IR@avisbudget.com

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